Exhibit 99.1

Dear members of the financial community:

Attached is a copy of the letter of intent The Connecticut Light and Power Company filed earlier today with the Connecticut Department of Public Utility Control (DPUC). In this letter, CL&P informed the department that on or around July 30, 2007, it will file a request to raise distribution rates by $189 million annually, effective January 1, 2008, and by an incremental $22 million annually, effective January 1, 2009. Once the case is filed, we will post our witness testimony and a rate case schedule, when available, on the investors section of our website—www.nu.com.

Also earlier today, the DPUC gave final approval to a distribution rate increase for Yankee Gas of $53.7 million, effective July 1, 2007. About $31.5 million of that increase will be offset by pipeline capacity and commodity savings from Yankee Gas’ new $108 million, 1.2 bcf LNG storage facility in Waterbury, Connecticut, resulting in a net increase of just over $22 million. Yankee Gas began filling the LNG facility last week.

In addition to the Yankee Gas rate increase, Public Service Company of New Hampshire (PSNH) will raise its delivery rates by an estimated $46.6 million on July 1, 2007. That increase is incremental to the $24.5 million delivery rate increase implemented on July 1, 2006 and is the result of the New Hampshire Public Utilities Commission’s approval last month of PSNH’s rate settlement.

If you have any questions on these topics or any other, please call me at (860) 665-5154.

Sincerely,

/s/ Jeff Kotkin
Jeff Kotkin
VP—Investor Relations